Exhibit 4.4

FIRST AMENDMENT TO INDENTURE

dated as of November 8, 2013

between

CASH AMERICA INTERNATIONAL, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.75% Senior Notes due 2018

FIRST AMENDMENT TO INDENTURE

THIS FIRST AMENDMENT TO INDENTURE (this “Amendment”), entered into as of November 8, 2013, between CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of May 15, 2013 (as may be amended or supplemented from time to time, the “Indenture”), relating to the Company’s Notes;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Noteholder to provide for any Guarantee of the Notes; and

WHEREAS, the Company and the Trustee desire to amend the Indenture as more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Amendment hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Section 1.01 of the Indenture is hereby amended by deleting the definition of “Guarantor” in its entirety and inserting the following substitute definition of “Guarantor” in place thereof:

“Guarantor” means (i) Creazione Estilo, S.A. de C.V., a sociedad anónima de capital variable, (ii) each Domestic Subsidiary of the Company in existence on the Issue Date, and (iii) each Domestic Subsidiary or any other Subsidiary that executes a supplemental indenture in the form of Exhibit B to the Indenture providing for the guaranty of the payment of the Notes, or any successor obligor under its Note Guaranty pursuant to Section 4.07, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the Indenture.

Section 3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Amendment may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. Except as expressly amended and modified by this Amendment, the Indenture shall continue in full force and effect in accordance with its terms. To the extent any of the terms and provisions of the Indenture are inconsistent with the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.

Section 6. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CASH AMERICA INTERNATIONAL, INC., as Issuer

By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

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